Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces Completion of Acquisition of Remaining White Oak Equity Interests and Updates Guidance

TULSA, OKLAHOMA, July 31, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that it has acquired from White Oak Finance, Inc. and other parties all of the equity interests in White Oak Resources LLC (“White Oak”) not currently owned by ARLP.  Upon closing of the transaction, Alliance WOR Processing, LLC, a wholly-owned subsidiary of ARLP, assumed operating control of the White Oak Mine No. 1 (“Mine No. 1”), an underground longwall mining operation located in Hamilton County, Illinois, which is currently producing high-sulfur coal from the Herrin No. 6 seam at an annual rate of approximately 6 million tons.  As a result of the transaction, ARLP now owns 100 percent of the equity interests in White Oak, coal reserves at Mine No. 1 that are leased to White Oak and the preparation plant and loading facilities at Mine No. 1.

Under the terms of the agreement, ARLP paid $50 million cash at closing, which was funded with cash on hand and availability under its current credit facilities.  Additional contingent consideration may be due in the future, which ARLP believes has a nominal present value based upon current market conditions.

Reflecting the acquisition of White Oak and ARLP’s results to date and continuing adjustments in response to market conditions, the following full-year guidance for 2015 is provided:

Coal Production and Sales Volumes — For the full year 2015, coal production is expected in a range of 42.8 to 43.5 million tons and sales volumes are expected in a range of 42.7 to 43.8 million tons, including anticipated coal production and sales volumes from Mine No. 1 for the remainder of 2015.  ARLP has secured price commitments for approximately 42.2 million tons in 2015 and has also secured coal sales and price commitments for approximately 31.2 million tons, 13.0 million tons and 9.6 million tons in 2016, 2017 and 2018, respectively.

Revenue, EBITDA and Net Income Estimates — ARLP is currently expecting 2015 revenues in a range of $2.37 to $2.41 billion, excluding transportation revenues.  Total Revenue estimates include additional coal sales revenues from Mine No. 1, partially offset by reduced other sales and operating revenue from the terminated coal royalties and surface facilities services related to White Oak.

ARLP anticipates financial performance from its existing operations will be in line with prior guidance and that gaining operating and marketing control of Mine No. 1 should be modestly accretive to EBITDA and net income for the remainder of 2015, however, the

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year-to-date non-cash net equity in loss of affiliates related to our preferred equity investment in White Oak was larger than our initial expectations.  As a result, ARLP is adjusting previous estimates for full-year 2015 EBITDA and net income to a range of $765.0 to $795.0 million and $405.0 to $435.0 million, respectively.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Per Ton Estimates — ARLP anticipates its average coal sales price per ton at the midpoint of its 2015 guidance ranges will be approximately 4.0% lower than 2014 realizations.  Based on current cost and production estimates, including the addition of low-cost production from White Oak, ARLP now anticipates total 2015 Segment Adjusted EBITDA Expense per ton at the midpoint will be comparable to 2014.  (For definitions of Segment Adjusted EBITDA expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Capital Expenditures and Investments — ARLP’s optimization efforts continue to drive capital expenditures lower.  Total 2015 capital expenditures, including maintenance capital expenditures, are now estimated in a range of $265.0 to $285.0 million, a decrease at the midpoint of approximately $40.0 million since the beginning of the year.  ARLP has also reduced its estimated average per ton maintenance capital expenditures for the 2015 five-year planning horizon from approximately $5.55 per ton produced to approximately $4.96 per ton produced to reflect the integration of the White Oak Mine No. 1, benefits resulting from the recent acquisition of mining equipment and optimization efforts across all operations.

In addition to these capital expenditures, ARLP now anticipates funding in 2015 investments of approximately $95.0 to $100.0 million.  Included in this estimate is approximately $38.0 million to complete ARLP’s current commitment to acquire natural resource minerals, the $50.0 million payment to acquire the remaining White Oak equity interests and $10.8 million of preferred equity contribution funded to White Oak prior to today’s closing.

A conference call to discuss updated guidance for ARLP’s estimated 2015 financial results is scheduled for Monday, August 3, 2015 at 11:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 96780476.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 96780476.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits;  difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control. Additional information concerning these and other factors can be found in ARLP’s public periodic filings with

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the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.  DCF and DCR are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2015	2014	2015	2015E Midpoint

Net income	$94,857	$137,653	$201,324	$253,557	$106,467	$420,000
Depreciation, depletion and amortization	79,801	67,052	158,069	133,893	78,268	330,000
Interest expense, gross	7,855	8,392	15,504	16,838	7,649	30,000
Capitalized interest	(154)	(61)	(366)	(833)	(212)	—
Income tax expense (benefit)	7	—	5	—	(2)	—
EBITDA	182,366	213,036	374,536	403,455	192,170	780,000
Equity in loss of affiliates, net	22,142	7,373	31,828	13,614	9,686	50,000
Interest expense, gross	(7,855)	(8,392)	(15,504)	(16,838)	(7,649)	(30,000)
Income tax (expense) benefit	(7)	—	(5)	—	2	—
Estimated maintenance capital expenditures (1)	(47,214)	(57,590)	(99,304)	(118,083)	(52,090)	(214,000)
Distributable Cash Flow	$149,432	$154,427	$291,551	$282,148	$142,119	$586,000
Distributions paid to partners	$86,241	$78,394	$170,597	$154,904	$84,365
Distribution Coverage Ratio	1.73	1.97	1.71	1.82	1.68

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2015 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.96 per produced ton compared to the estimated $5.90 per produced ton in 2014.  Our current per ton estimate of average annual maintenance capital expenditures decreased from our initial estimate of $5.55 per ton as a result of the integration of White Oak Mine No. 1 and optimization efforts across all of our operations.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2015	2014	2015

Operating expense	$375,065	$352,893	$334,362
Outside coal purchases	2	2	322
Other income	(177)	(323)	(118)
Segment Adjusted EBITDA Expense	$374,890	$352,572	$334,566
Divided by tons sold	10,481	10,362	9,501
Segment Adjusted EBITDA Expense per ton	$35.77	$34.03	$35.21

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Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended June 30,		Three Months Ended March 31,
	2015	2014	2015

EBITDA (See reconciliation to GAAP above)	$182,366	$213,036	$192,170
General and administrative	17,542	19,771	16,846
Segment Adjusted EBITDA	$199,908	$232,807	$209,016
Divided by tons sold	10,481	10,362	9,501
Segment Adjusted EBITDA per ton	$19.07	$22.47	$22.00

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